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                                                                   Exhibit 2.2

                              TAX SHARING AGREEMENT

                                  by and among

                              SARA LEE CORPORATION

                               AND ITS AFFILIATES

                                       and

                                   COACH, INC.

                               AND ITS AFFILIATES


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                                TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I PREPARATION AND FILING OF TAX RETURNS.............................2
       Section 1.1  Sara Lee's Responsibility...............................2
       Section 1.2  Coach's Responsibility..................................2
       Section 1.3  Agent...................................................2
       Section 1.4  Manner of Tax Return Preparation........................2
       Section 1.5  Tax Services............................................3

ARTICLE II LIABILITY FOR TAXES..............................................4
       Section 2.1  Coach's Liability for Section 1.1(b) Taxes..............4
       Section 2.2  Sara Lee's Liability for Section 1.1(a) and
                    Section 1.1(c) Taxes....................................4
       Section 2.3  Coach's Liability for Section 1.2 Taxes.................4
       Section 2.4  Puerto Rico Toll Gate Tax...............................4
       Section 2.5  Certain Tax Benefits....................................4
       Section 2.6  Payment of Tax Liability................................5
       Section 2.7  Computation.............................................5

ARTICLE III DISTRIBUTION TAXES AND DECONSOLIDATION..........................6
       Section 3.1  Distribution Taxes......................................6
       Section 3.2  Private Letter Rulings; Tax Opinion.....................7
       Section 3.3  Carrybacks..............................................8
       Section 3.4  Allocation of Tax Items.................................9
       Section 3.5  Continuing Covenants....................................9
       Section 3.6  Allocation of Tax Assets................................9

ARTICLE IV STOCK OPTIONS...................................................10
       Section 4.1  Deduction..............................................10
       Section 4.2  Withholding and Reporting..............................10
       Section 4.3  Adjustments............................................10

ARTICLE V INDEMNIFICATION..................................................11
       Section 5.1  Generally..............................................11
       Section 5.2  Inaccurate, Incomplete or Untimely Information.........11
       Section 5.3  Adjustments to Payments................................11
       Section 5.4  Reporting of Indemnifiable Loss........................12
       Section 5.5  No Indemnification for Tax Items.......................12

ARTICLE VI PAYMENTS........................................................13
       Section 6.1  Estimated Tax Payments.................................13

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       Section 6.2   True-Up Payments.......................................13
       Section 6.3   Payments Under This Agreement..........................13

ARTICLE VII TAX PROCEEDINGS.................................................14
       Section 7.1   Audits.................................................14
       Section 7.2   Notice.................................................14
       Section 7.3   Remedies...............................................15
       Section 7.4   Control of Distribution Tax Proceedings................15

ARTICLE VIII MISCELLANEOUS PROVISIONS.......................................15
       Section 8.1   Effectiveness..........................................15
       Section 8.2   Cooperation and Exchange of Information................15
       Section 8.3   Dispute Resolution.....................................16
       Section 8.4   Notices................................................17
       Section 8.5   Changes in Law.........................................17
       Section 8.6   Confidentiality........................................18
       Section 8.7   Assignment.............................................18
       Section 8.8   Affiliates.............................................18
       Section 8.9   Authority..............................................19
       Section 8.10  Entire Agreement.......................................19
       Section 8.11  Governing Law and Jurisdiction.........................19
       Section 8.12  Counterparts...........................................19
       Section 8.13  Severability...........................................20
       Section 8.14  Parties in Interest....................................20
       Section 8.15  Failure or Indulgence Not Waiver.......................20
       Section 8.16  Setoff.................................................20
       Section 8.17  Amendments.............................................20
       Section 8.18  Interpretation.........................................20

ARTICLE IX DEFINITIONS......................................................21
       Section 9.1   Affiliated Group.......................................21
       Section 9.2   After Tax Amount.......................................21
       Section 9.3   Audit..................................................21
       Section 9.4   Coach Affiliate........................................21
       Section 9.5   Coach Business.........................................21
       Section 9.6   Coach Employee.........................................21
       Section 9.7   Coach Group............................................21
       Section 9.8   Coach Puerto Rico......................................21
       Section 9.9   Coach Representation Letter ...........................22
       Section 9.10  Code...................................................22
       Section 9.11  Combined Return........................................22
       Section 9.12  Consolidated Return....................................22
       Section 9.13  Control ...............................................22

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       Section 9.14  Dispute................................................22
       Section 9.15  Dispute Resolution Commencement Date ..................22
       Section 9.16  Distribution...........................................22
       Section 9.17  Distribution Date......................................22
       Section 9.18  Distribution Taxes.....................................22
       Section 9.19  Estimated Tax Installment Date.........................23
       Section 9.20  Filing Party...........................................23
       Section 9.21  Final Determination ...................................23
       Section 9.22  Income Tax.............................................23
       Section 9.23  Indemnifiable Loss Deduction ..........................23
       Section 9.24  Indemnified Loss.......................................23
       Section 9.25  Indemnitee.............................................23
       Section 9.26  Indemnifying Party.....................................23
       Section 9.27  Independent Firm.......................................23
       Section 9.28  Initial Ruling.........................................23
       Section 9.29  Interim Period.........................................23
       Section 9.30  IPO....................................................24
       Section 9.31  IPO Closing Date.......................................24
       Section 9.32  IPO Registration Statement.............................24
       Section 9.33  IRS....................................................24
       Section 9.34  Non-Income Distribution Taxes..........................24
       Section 9.35  Option.................................................24
       Section 9.36  Owed Party.............................................24
       Section 9.37  Owing Party............................................24
       Section 9.38  Payment Period.........................................24
       Section 9.39  Person.................................................24
       Section 9.40  Post-Distribution Period...............................24
       Section 9.41  Pre-Distribution Period................................24
       Section 9.42  Pre-Separation Period..................................25
       Section 9.43  Puerto Rico Toll Gate Tax..............................25
       Section 9.44  Restated Tax Saving Amount.............................25
       Section 9.45  Ruling Documents.......................................25
       Section 9.46  Sara Lee Affiliate.....................................25
       Section 9.47  Sara Lee Employee......................................25
       Section 9.48  Sara Lee Group.........................................25
       Section 9.49  Sara Lee Representation Letter.........................25
       Section 9.50  Separate Tax Liability.................................25
       Section 9.51  Separation.............................................26
       Section 9.52  Separation Agreement...................................26
       Section 9.53  Separation Date........................................26
       Section 9.54  Supplemental Ruling....................................26
       Section 9.55  Supplemental Ruling Documents..........................26
       Section 9.56  Tax and Taxes..........................................26

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       Section 9.57  Tax Asset..............................................27
       Section 9.58  Tax Benefit............................................27
       Section 9.59  Tax Detriment..........................................27
       Section 9.60  Tax Item...............................................27
       Section 9.61  Tax Opinion............................................27
       Section 9.62  Tax Return.............................................27
       Section 9.63  Tax Saving Amount......................................27
       Section 9.64  Taxing Services........................................28
       Section 9.65  Taxing Authority.......................................28
       Section 9.66  Transitional Services Agreement........................28
       Section 9.67  Treasury Regulations...................................28

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                              TAX SHARING AGREEMENT

         This Tax Sharing Agreement (this "Agreement") is dated as of August 24, 2000, by and among Sara Lee Corporation ("Sara Lee"), a Maryland corporation, each Sara Lee Affiliate, Coach, Inc. ("Coach"), a Maryland corporation and currently a direct, wholly owned subsidiary of Sara Lee, and each Coach Affiliate. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article IX hereof.

                                     RECITALS

                  WHEREAS, as of the date specified in the preamble to this Agreement, Sara Lee and its direct and indirect domestic subsidiaries are members of an Affiliated Group, of which Sara Lee is the common parent corporation;

                  WHEREAS, the Boards of Directors of Sara Lee and Coach have each determined that it is appropriate and desirable for Sara Lee to contribute and transfer to Coach, and for Coach to receive and assume, directly or indirectly, assets and liabilities currently held by Sara Lee and associated with the Coach Business (the "Separation");

                  WHEREAS, as set forth in the Master Separation Agreement dated as of August 24, 2000 (the "Separation Agreement"), and subject to the terms and conditions thereof, Sara Lee and Coach currently contemplate that, following the Separation, Coach will make an initial public offering (the "IPO") of an amount of its common stock pursuant to a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the "IPO Registration Statement"), that will reduce Sara Lee's ownership of Coach to not less than 80.5%;

                  WHEREAS, as set forth in the Separation Agreement, and subject to the terms and conditions thereof, Sara Lee intends, sometime after the IPO, to distribute all of its shares of Coach common stock to Sara Lee shareholders (the "Distribution");

                  WHEREAS, the Separation and the Distribution are intended to qualify as a tax-free reorganization and distribution under sections 368(a)(1)(D) and 355 of the Code;

                  WHEREAS, in contemplation of the Distribution pursuant to which Coach and its direct and indirect domestic subsidiaries will cease to be members of the Sara Lee Group, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain Tax matters; and

                  WHEREAS, Sara Lee and Coach desire to set forth their agreement on the rights and obligations of Sara Lee and Coach and their respective groups with respect to handling and allocating federal, state and local and foreign Taxes, in periods beginning prior to the Distribution

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Date, Taxes resulting from transactions effectuated in connection with the Distribution and various other Tax matters.

                  NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, Sara Lee and Coach mutually covenant and agree as follows:

                                    ARTICLE I

                      PREPARATION AND FILING OF TAX RETURNS

                  Section 1.1 SARA LEE'S RESPONSIBILITY. Sara Lee shall have sole and exclusive responsibility for the preparation and filing of:

                         (1)  all Tax Returns and Taxes with respect to
Sara Lee, any Sara Lee Affiliate, Coach, and/or any Coach Affiliate for Pre-Separation Periods;

                         (2)  all Consolidated Returns, Combined Returns and
separate United States federal, state, local, and foreign Income Tax Returns for any Interim Periods; and

                         (3)  all Tax Returns with respect to Sara Lee and
any Sara Lee Affiliate for Post-Distribution Periods.

                  Section 1.2 COACH'S RESPONSIBILITY. Coach shall have sole and exclusive responsibility for the preparation and filing of:

                         (1)  all Tax Returns (other than Income Tax
Returns) and Taxes (other than Income Taxes) for Coach and any Coach Affiliate for any Interim Periods and

                         (2)  all Tax Returns with respect to Coach and
any Coach Affiliate for Post-Distribution Periods.

                  Section 1.3 AGENT. Subject to the other applicable provisions of this Agreement, Coach hereby irrevocably designates, and agrees to cause each Coach Affiliate to so designate, Sara Lee as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Sara Lee, in its reasonable discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 1.1.

                  Section 1.4 MANNER OF TAX RETURN PREPARATION.

                          (1) Unless otherwise required by a Taxing
Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner

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consistent with this Agreement and the Separation Agreement, and, to the extent not inconsistent with this Agreement, the Separation Agreement or applicable law, any Ruling Documents and any Supplemental Ruling Documents. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement.

                          (2) Subject to Section 1.4(a), Sara Lee shall have
the exclusive right, in its reasonable discretion, with respect to any Tax Return described in Section 1.1 to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by Sara Lee, any Sara Lee Affiliate, Coach, or any Coach Affiliate on such Tax Return, (4) whether any amended Tax Return(s) shall be filed, (5) whether any claim(s) for refund shall be made, (6) whether any refund shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare or review such Tax Returns; PROVIDED, that Sara Lee shall prepare all Tax Returns described in Section 1.1(b) in a manner consistent with its past Tax reporting practices with respect to the Coach Business, except that Sara Lee shall prepare Tax Returns for Coach Puerto Rico in a manner consistent with the IRS private letter ruling issued to Coach Puerto Rico on April 12, 2000.

                          (3) Within ninety (90) days after filing the
Consolidated Return for the tax year that includes the Distribution Date, Sara Lee shall notify Coach of the Tax attributes associated with Coach and each Coach Affiliate, and the Tax bases of the assets and liabilities, transferred to Coach in connection with the Separation. Sara Lee shall provide Coach with preliminary estimates of such information within ninety
(90) days after the Separation Date.

                  Section 1.5 TAX SERVICES.

                          (1) IN GENERAL. Sara Lee shall provide to Coach the
Services (as defined in the Transitional Services Agreement) set forth under the heading "Taxation" on the Transition Services Schedule attached to the Transitional Services Agreement (the "Tax Services").

                          (2) RIGHT TO REVIEW. Upon Coach's request, Sara Lee
shall provide Coach with any Tax Return (or portion or excerpt thereof relating exclusively to Coach or any Coach Affiliate) to be filed by Sara Lee on behalf of Coach or any Coach Affiliate pursuant to Sara Lee's provision of Tax Services at least ten (10) days prior to the due date of such Tax Return. Coach shall have the right to comment on any such Tax Return (or portion or excerpt thereof, as applicable), and Sara Lee shall reasonably consider Coach's comments.

                          (3) INFORMATION. Sara Lee shall provide Coach with
copies of all Tax Returns (or portions or excerpts thereof relating exclusively to Coach or any Coach Affiliate)

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filed on behalf of Coach or any Coach Affiliate, in each case within fifteen
(15) days of filing, pursuant to Sara Lee's provision of Tax Services and any notices or communications from any Taxing Authority relating to any Tax or Tax Return of Coach or any Coach Affiliate covered by the Tax Services.

                         (4) LIST OF TAX RETURNS. As soon as practicable
after the date hereof, Sara Lee shall provide to Coach a list of all Tax Returns to be filed by Sara Lee on behalf of Coach and/or any Coach Affiliate pursuant to Section 1.1(b). As soon as practicable after the Distribution Date, Sara Lee shall provide to Coach an updated list of all Tax Returns filed by Sara Lee on behalf of Coach and/or any Coach Affiliate pursuant to
Section 1.1(b).

                                   ARTICLE II

                               LIABILITY FOR TAXES

                  Section 2.1 COACH'S LIABILITY FOR SECTION 1.1(b) TAXES. Coach shall be liable for the Separate Tax Liability with respect to Tax Returns described in Section 1.1(b). Sara Lee shall be liable for any Tax deficiency assessed with respect to such Tax Returns, and shall be entitled to receive and retain all refunds of Taxes previously paid with respect to the Separate Tax Liability.

                  Section 2.2 SARA LEE'S LIABILITY FOR SECTION 1.1(a) AND
SECTION 1.1(c) TAXES. Sara Lee shall be liable for all Taxes due with respect to all Tax Returns described in Section 1.1(a) and Section 1.1(c), and shall be liable for any Tax deficiency assessed with respect to such Tax Returns. Sara Lee shall be entitled to receive and retain all refunds of Taxes previously paid by Sara Lee with respect to such Taxes.

                  Section 2.3 COACH'S LIABILITY FOR SECTION 1.2 TAXES. Coach shall be liable for all Taxes due with respect to Tax Returns described in
Section 1.2, and shall be liable for any Tax deficiency assessed with respect to such Tax Returns. Coach shall be entitled to receive and retain all refunds of Taxes previously paid by Coach with respect to such Taxes.

                  Section 2.4 PUERTO RICO TOLL GATE TAX. For the avoidance of doubt, Sara Lee shall be liable for any Puerto Rico Toll Gate Tax incurred prior to the Separation Date. Coach shall be liable for any Puerto Rico Toll Gate Tax incurred on or after the Separation Date.

                  Section 2.5 CERTAIN TAX BENEFITS.

                          (1) FSC BENEFIT. Coach shall be solely entitled to
any Tax Benefit resulting from Coach's participation in any "foreign sales corporation" (as such term is defined in section 922(a) of the Code) of Sara Lee during any Pre-Distribution Period (the "FSC Benefit").

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                           (2) FTC BENEFIT. Sara Lee shall compensate Coach
for Sara Lee's actual use, against Sara Lee's excess foreign tax credit limitation, of any carryback or carryover within the meaning of section 904(c) of the Code (the "FTC Benefit") attributable to Coach's or any Coach Affiliate's payment or accrual of excess foreign taxes during any Interim Period.

                           (3) FOREIGN SOURCE INCOME. For the avoidance of
doubt, to the extent that Sara Lee derives any additional Tax Benefit (other than the FSC Benefit and the FTC Benefit) as a result of foreign source income generated by Coach's export sales during any Interim Period, Sara Lee shall be solely entitled to, and shall not compensate Coach for, such additional Tax Benefit.

                           (4) PUERTO RICO WAGE CREDIT. For the avoidance of
doubt, Sara Lee shall be solely entitled to, and shall not compensate Coach for, any Tax Benefit arising to Sara Lee or any Sara Lee Affiliate during any Interim Period by reason of any excess of (i) Coach's limitation (described in section 936(a)(4) of the Code) on the Puerto Rico "possession tax credit" provided in section 936(a) of the Code over (ii) the amount of the Puerto Rico possession tax credit actually utilized by Coach.

                  Section 2.6 PAYMENT OF TAX LIABILITY. If one party is liable for Taxes, under Sections 2.1 through 2.3, with respect to Tax Returns for which another party has the preparation and filing responsibility, then the liable party shall pay the Taxes to the other party pursuant to Section 6.3. One party's failure to pay Taxes pursuant to this Section 2.6 shall not relieve the other party of its obligation to prepare and file any Tax Return and to make any related payment of Taxes to a Taxing Authority. If a party (the "Non-Paying Party") shall fail to pay over to a Taxing Authority any payment received by it from the other party in respect of Taxes owed by such other party, the Non-Paying Party shall indemnify the other party for such Taxes.

                  Section 2.7 COMPUTATION. Sara Lee shall provide Coach with a calculation of the amount of any Separate Tax Liability, estimated Separate Tax Liability (for purposes of Section 6.1) or True-Up Payment (for purposes of
Section 6.2). Such calculation shall provide sufficient detail to permit Coach to reasonably understand such calculation. Coach shall have the right to review, comment on and contest such calculation. Any Dispute with respect to such calculation shall be resolved pursuant to Section 8.3; PROVIDED, that, notwithstanding any Dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Separate Tax Liability or estimated Separate Tax Liability be paid later than the date provided in Article VI; PROVIDED FURTHER, that, all or a part of any such contested payment may be subject to return based on the resolution of the Dispute, and any payments owing from one party to the other shall be made promptly.

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                                  ARTICLE III

                     DISTRIBUTION TAXES AND DECONSOLIDATION

                  Section 3.1 DISTRIBUTION TAXES.

                  (a) SARA LEE'S LIABILITY FOR DISTRIBUTION TAXES. Notwithstanding Sections 2.1 through 2.3, Sara Lee and each Sara Lee Affiliate shall be liable for one hundred percent (100%) of any Distribution Taxes that are attributable to, or result from, one or more of the following:

                                     (1) any action or omission by Sara Lee
         (or any Sara Lee Affiliate) that is materially inconsistent with any material or information, or that constitutes a material breach of any material covenant or material representation, pertaining to Sara Lee in the Ruling Documents, Supplemental Ruling Documents, Initial Ruling, or Supplemental Ruling, or the Sara Lee Representation Letter, if any;

                                    (2) any action or omission by Sara Lee
         (or any Sara Lee Affiliate) after the date of the Distribution, including, without limitation, a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Sara Lee (or any Sara Lee Affiliate) following the Distribution;

                                    (3) any acquisition of any stock or
         assets of Sara Lee (or any Sara Lee Affiliate) by one or more other persons occurring prior to or following the Distribution; or

                                    (4) any issuance of stock by Sara Lee
         (or any Sara Lee Affiliate), or change in ownership of stock in Sara Lee (or any Sara Lee Affiliate), that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

                           (2) COACH'S LIABILITY FOR DISTRIBUTION TAXES.
Notwithstanding Sections 2.1 through 2.3, Coach and each Coach Affiliate shall be liable for one hundred percent (100%) of any Distribution Taxes that are attributable to, or result from, one or more of the following:

                                    (1) any action or omission by Coach (or
any Coach Affiliate) that is materially inconsistent with any material or information, or that constitutes a material breach of any material covenant or material representation, pertaining to Coach in the Ruling Documents, Supplemental Ruling Documents, Initial Ruling, or Supplemental Ruling, or the Coach Representation Letter, if any;

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                                    (2) any action or omission by Coach (or
any Coach Affiliate) after the date of the Distribution, including without limitation, a cessation, transfer to affiliates or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Coach (or any Coach Affiliate) following the Distribution;

                                    (3) any acquisition of any stock or
assets of Coach (or any Coach Affiliate) by one or more other persons following the Distribution; or

                                    (4) any issuance of stock by Coach (or
any Coach Affiliate), or change in ownership of stock in Coach (or any Coach Affiliate), that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.

                           (3) FIRST PARTY RESPONSIBLE. The first party to
act or fail to act in a manner that results in the imposition of Distribution Taxes shall be liable for one hundred percent (100%) of such Distribution Taxes pursuant to Section 3.1(a) or 3.1(b), as applicable; PROVIDED, that if such first party is able to act, and does act, in a manner that results in Distribution Taxes not being imposed, then such first party shall not be liable for any Distribution Taxes imposed as a result of any act or omission by the other party subsequent to the first party's action or omission.

                           (4) LIABILITY FOR NON-INCOME DISTRIBUTION TAXES.
The liability for any Non-Income Distribution Taxes shall be borne by Coach only if such liability arises with respect to assets transferred to Coach by Sara Lee pursuant to the Separation. The liability for all other Non-Income Distribution Taxes shall be borne by Sara Lee.

                  Section 3.2 PRIVATE LETTER RULINGS; TAX OPINION.

                           (1) INFORMATION. Sara Lee has provided Coach with
copies of the Ruling Documents, if any, submitted on or prior to the date specified in the preamble to this Agreement, and shall provide Coach with copies of any Ruling Documents or Supplemental Ruling Documents prepared after such date prior to the submission of such Ruling Documents or Supplemental Ruling Documents, as applicable, to a Taxing Authority. Sara Lee shall provide Coach with a copy of the Sara Lee Representation Letter and a copy of the Tax Opinion, if any.

                           (2) COOPERATION BY COACH. Coach shall cooperate
with Sara Lee, and shall take any and all actions reasonably requested by Sara Lee, in connection with (i) Sara Lee's submission of any Ruling Documents prepared after the date specified in the preamble to this Agreement and (ii) Sara Lee's request, if any, for a Tax Opinion.

                           (3) SUPPLEMENTAL RULINGS.

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


                                    (1) IN GENERAL. Sara Lee agrees that at
         the reasonable request of Coach, Sara Lee shall cooperate with Coach and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Supplemental Ruling or other guidance from the IRS or any other Taxing Authority for the purpose of confirming (1) the continuing validity of any ruling issued by any Taxing Authority addressing the application of the law to the Distribution and (2) compliance on the part of Coach (or any Coach Affiliate) with its obligations under Section 3.1(b). However, Sara Lee shall not be obligated to seek a Supplemental Ruling if it reasonably believes that seeking such Supplemental Ruling would adversely affect Sara Lee, its shareholders or any Sara Lee Affiliate. Further, in no event shall Sara Lee be required to file any Supplemental Ruling Documents unless Coach represents that (1) it has read the Supplemental Ruling Documents and
         (2) all information and representations, if any, relating to Coach (or any Coach Affiliate) contained in the Supplemental Ruling Documents are true, correct and complete in all material respects. Coach shall reimburse Sara Lee for all costs and expenses incurred by Sara Lee in obtaining a Supplemental Ruling requested by Coach. Neither Coach nor any Coach Affiliate shall seek any guidance (whether written or oral) from the IRS or any other Taxing Authority concerning the Distribution except as set forth in this Section 3.2(c).

                                    (2) PARTICIPATION RIGHTS. If Sara Lee
         requests a Supplemental Ruling or other guidance after the date specified in the preamble to this Agreement: (A) Sara Lee shall keep Coach informed in a timely manner of all material actions taken or proposed to be taken by Sara Lee in connection therewith; (B) Sara Lee shall (1) reasonably in advance of the submission of any such Supplemental Ruling Documents provide Coach with a draft copy thereof,
         (2) reasonably consider Coach's comments on such draft copy, (3) provide Coach with a final copy of the Supplemental Ruling Documents, and (4) provide Coach with notice reasonably in advance of, and Coach shall have the right to attend, any meetings with the Taxing Authority (subject to the approval of the Taxing Authority) that relate to such Supplemental Ruling.

                  Section 3.3 CARRYBACKS.

                           (1) IN GENERAL. Sara Lee agrees to pay to Coach
the United States federal Income Tax Benefit from the use, in any period or portion thereof beginning before the IPO Closing Date, of a carryback of any Tax Asset of the Coach Group from a period (other than a Post-Distribution Period) or portion thereof beginning on or after the IPO Closing Date (other than a carryback of any Tax Asset attributable to Distribution Taxes). Subject to the following sentence, if any Tax Asset of the Coach Group from a Post-Distribution Period is required by the Code or the Treasury Regulations to be carried back to any period or portion thereof beginning before the Distribution Date, then Sara Lee shall pay to Coach the United States federal Income Tax Benefit, if any, from Sara Lee's actual use of the carryback of such Tax Asset. If there is a

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carryback of any Tax Asset of the Sara Lee Group to the same taxable year to which there is a carryback of a Tax Asset of the Coach Group, then the carryback of the Sara Lee Group shall be used prior the carryback of the Coach Group. If, subsequent to the payment by Sara Lee to Coach of the United States federal Income Tax Benefit of a carryback of a Tax Asset of the Coach Group, there shall be a Final Determination which results in a (1) change to the amount of the Tax Asset so carried back or (2) change to the amount of such United States federal Income Tax Benefit, Coach shall repay to Sara Lee, or Sara Lee shall repay to Coach, as the case may be, any amount which would not have been payable to such other party pursuant to this Section 3.3(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 3.3(a) shall require Sara Lee to file an amended Tax Return or claim for refund of United States federal Income Taxes; PROVIDED, that Sara Lee shall use its reasonable best efforts to use any carryback of a Tax Asset of the Coach Group that is carried back under this Section 3.3(a).

                           (2)      NET OPERATING LOSSES. Notwithstanding any
other provision of this Agreement, Coach hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carry back net operating losses.

                  Section 3.4 ALLOCATION OF TAX ITEMS. All Tax computations for
(1) any Interim Periods ending on the Distribution Date and (2) the immediately following taxable period of Coach or any Coach Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as determined by Sara Lee, taking into account all reasonable suggestions made by Coach with respect thereto.

                  Section 3.5 CONTINUING COVENANTS. Sara Lee (for itself and each Sara Lee Affiliate) and Coach (for itself and each Coach Affiliate) agree
(1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided that such action does not result in any additional cost not fully compensated for by the requesting party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

                  Section 3.6 ALLOCATION OF TAX ASSETS. In connection with the Distribution, Sara Lee and Coach shall cooperate in determining the allocation of any Tax Assets among Sara Lee, each Sara Lee Affiliate, Coach, and each Coach Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that incurred the cost or burden associated with the creation of such Tax Asset.

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                                   ARTICLE IV

                                  STOCK OPTIONS

                  Section 4.1 DEDUCTION.

                           (1)      To the extent permitted by law, Sara Lee
(or the appropriate member of the Sara Lee Group) shall claim all Tax deductions arising by reason of exercises of Options to acquire Sara Lee stock held by Coach Employees. To the extent permitted by law, Coach (or the appropriate member of the Coach Group) shall claim all Tax deductions arising by reason of exercises of Options to acquire Coach stock held by Sara Lee Employees.

                           (2)      If, pursuant to a Final Determination, all
or any part of a Tax deduction claimed pursuant to Section 4.1(a) is disallowed to Sara Lee (or any member of the Sara Lee Group), then, to the extent permitted by law, Coach (or the appropriate member of the Coach Group) shall claim such Tax deduction. If, pursuant to a Final Determination, all or any part of a Tax deduction claimed pursuant to Section 4.1(a) is disallowed to Coach (or any member of the Coach Group), then, to the extent permitted by law, Sara Lee (or the appropriate member of the Sara Lee Group) shall claim such Tax deduction.

                  Section 4.2 WITHHOLDING AND REPORTING. Sara Lee shall withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options to acquire Sara Lee stock held by Coach Employees. Coach shall withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to exercises of Options to acquire Coach stock held by Sara Lee Employees.

                  Section 4.3 ADJUSTMENTS. If Coach (or any Coach Affiliate) receives any Tax Benefit in any taxable period as a result of any deduction claimed by Coach (or any Coach Affiliate) pursuant to Section 4.1(b), Coach shall pay the amount of such Tax Benefit (net of any Tax Detriment suffered by Coach (or any Coach Affiliate) in such taxable period to Sara Lee. If Sara Lee (or any Sara Lee Affiliate) receives any Tax Benefit in any taxable period as a result of any deduction claimed by Sara Lee (or any Sara Lee Affiliate) pursuant to Section 4.1(b), Sara Lee shall pay the amount of such Tax Benefit (net of any Tax Detriment suffered by Sara Lee (or any Sara Lee Affiliate) in such taxable period to Coach.

                                    ARTICLE V

                                 INDEMNIFICATION

                  Section 5.1 GENERALLY. The Sara Lee Group shall jointly and severally indemnify Coach, each Coach Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which Sara Lee or any Sara Lee Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from the failure of Sara Lee, any Sara Lee Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. The Coach Group shall jointly and severally indemnify Sara Lee, each Sara Lee Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes or Tax deficiencies for which Coach or any Coach Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys' fees and costs, that is attributable to, or results from, the failure of Coach, any Coach Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

                  Section 5.2 INACCURATE, INCOMPLETE OR UNTIMELY INFORMATION. The Sara Lee Group shall jointly and severally indemnify Coach, each Coach Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the negligence of Sara Lee or any Sara Lee Affiliate in supplying Coach or any Coach Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return. The Coach Group shall jointly and severally indemnify Sara Lee, each Sara Lee Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any loss, cost, damage, fine, penalty, or other expense of any kind attributable to the negligence of Coach or any Coach Affiliate in supplying Sara Lee or any Sara Lee Affiliate with inaccurate, incomplete or untimely information, in connection with the preparation of any Tax Return.

                  Section 5.3 ADJUSTMENTS TO PAYMENTS. Any party that is entitled to receive a payment (the "Indemnitee") under this Agreement from another party (the "Indemnifying Party") with respect to any Taxes, losses, costs, damages or expenses suffered or incurred by the Indemnitee (an "Indemnified Loss") shall pay to such Indemnifying Party, or the Indemnifying Party shall pay to the Indemnitee, as applicable, an amount equal to the difference between any "Tax Saving Amount" actually realized by the Indemnitee in the year of the payment and the amount of the Indemnified Loss. For purposes of this Section 5.3, the Tax Saving Amount shall equal the amount by which the Income Taxes of the Indemnitee or any of its affiliates are reduced (including, without limitation, through the receipt of a refund, credit or otherwise), plus any related interest received by the Indemnitee (net of Tax) from a Taxing Authority, as a result of claiming as a deduction or offset on any relevant Tax Return amounts attributable to an Indemnified Loss (the "Indemnifiable Loss Deduction").

                  Section 5.4 REPORTING OF INDEMNIFIABLE LOSS. In the event that an Indemnitee incurs an Indemnified Loss, such Indemnitee shall claim as a deduction or offset on any relevant Tax Return (including, without limitation, any claim for refund) such Indemnified Loss to the extent such position is supported by "substantial authority" (within the meaning of Section 1.6662-4(d) of the Treasury Regulations) with respect to United States federal, state and local Tax Returns or has similar appropriate authoritative support with respect to any Tax Return other than a United States federal, state or local Tax Return. Except as otherwise provided in this Agreement, the Indemnitee shall have primary responsibility for the preparation of its Tax Returns and reporting thereon such Indemnifiable Loss Deduction; PROVIDED, that the Indemnitee shall consult with, and provide the Indemnifying Party with a reasonable opportunity to review and comment on the portion of the Indemnitee's Tax Return relating to the Indemnified Loss. If a Dispute arises between the Indemnitee and the Indemnifying Party as to whether there is "substantial authority" (with respect to United States federal, state and local Tax Returns) or similar appropriate authoritative support (with respect to any Tax Return other than a United States federal, state or local Tax Return) for the claiming of an Indemnifiable Loss Deduction, such Dispute shall be resolved in accordance with the principles and procedures set forth in Section 8.3. Both Sara Lee and Coach shall act in good faith to coordinate their Tax Return filing positions with respect to the taxable periods that include an Indemnifiable Loss Deduction. There shall be an adjustment to any Tax Saving Amount calculated under Section 5.3 hereof in the event of an Audit which results in a Final Determination that increases or decreases the amount of the Indemnifiable Loss Deduction reported on any relevant Tax Return of the Indemnitee. The Indemnitee shall promptly inform the Indemnifying Party of any such Audit and shall attempt in good faith to sustain the Indemnifiable Loss Deduction at issue in the Audit. Upon receiving a written notice of a Final Determination in respect of an Indemnifiable Loss Deduction, the Indemnitee shall redetermine the Tax Saving Amount attributable to the Indemnifiable Loss Deduction under Section 5.3 hereof, taking into account the Final Determination (the "Restated Tax Saving Amount"). If the Restated Tax Saving Amount is greater than the Tax Saving Amount, the Indemnitee shall promptly pay the Indemnifying Party an amount equal to the difference between such amounts. If the Restated Tax Saving Amount is less than the Tax Saving Amount, then the Indemnifying Party shall pay to the Indemnitee an amount equal to the difference between such amounts promptly after receipt of written notice setting forth the amount due and the computation thereof.

                  Section 5.5 NO INDEMNIFICATION FOR TAX ITEMS. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Sara Lee, any Sara Lee Affiliate, Coach or any Coach Affiliate.

                                   ARTICLE VI

                                    PAYMENTS

                  Section 6.1 ESTIMATED TAX PAYMENTS. Not later than ten (10) business days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, Coach shall pay to Sara Lee on behalf of the Coach Group an amount equal to the amount of any estimated Separate Tax Liability that Coach would have otherwise been required to pay to a Taxing Authority on such Estimated Tax Installment Date.

                  Section 6.2 TRUE-UP PAYMENTS. Not later than ten (10) business days after completion of a Tax Return, Coach shall pay to Sara Lee, or Sara Lee shall pay to Coach, as appropriate, an amount equal to the difference, if any, between the Separate Tax Liability and the aggregate amount paid by Coach with respect to such period under Section 6.1.

                  Section 6.3 PAYMENTS UNDER THIS AGREEMENT. In the event that one party (the "Owing Party") is required to make a payment to another party (the "Owed Party") pursuant to this Agreement, then such payments shall be made according to this Section 6.3.

                           (1)      IN GENERAL. All payments shall be made to
the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

                           (2)      TREATMENT OF PAYMENTS. Unless otherwise
required by any Final Determination, the parties agree that any payments made by one party to another party (other than payments of interest pursuant to Section 6.3(e) and payments of After Tax Amounts pursuant to Section 6.3(d)) pursuant to this Agreement shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient.

                           (3)      PROMPT PERFORMANCE. All actions required to
be taken by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

                           (4)      AFTER TAX AMOUNTS. If pursuant to a Final
Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 6.3(e)) is subject to any Tax, the party making such payment shall be liable for
(a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 6.3(e) on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this

Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

                           (5)      INTEREST. Payments pursuant to this
Agreement that are not made within the period prescribed in this Agreement (the "Payment Period") shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in THE WALL STREET JOURNAL on the last day of such Payment Period, plus two percent (2%). Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

                                   ARTICLE VII

                                 TAX PROCEEDINGS

                  Section 7.1 AUDITS. The party responsible for preparing and filing a Tax Return pursuant to Article I (the "Filing Party") shall have the exclusive right to control, contest, and represent the interests of Sara Lee, any Sara Lee Affiliate, Coach, and any Coach Affiliate in any Audit relating to such Tax Return and, in its reasonable discretion, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party's rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party. The Filing Party shall, to the extent such information is available, advise the non-Filing Party of any significant Tax issue subject to an Audit by any Taxing Authority, and shall keep the non-Filing Party informed with respect to any contest, compromise or settlement thereof.

                  Section 7.2 NOTICE. Within ten (10) days after a party receives a written notice or other information from a Taxing Authority of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall notify the other party of such issue, and thereafter shall promptly forward to the other party copies of notices and material communications with any Taxing Authority relating to such issue. The failure of one party to notify the other party of any matter relating to a particular Tax for a taxable period or to take any action specified in this Agreement shall not relieve such other party of any liability and/or obligation which it may have under this Agreement with respect to such Tax for such taxable period, except to the extent that such other party's rights under this Agreement are materially prejudiced by such failure.

                  Section 7.3 REMEDIES. Coach agrees that no claim against Sara Lee and no defense to Coach's liabilities and/or obligations to Sara Lee under this Agreement shall arise from the resolution by Sara Lee of any deficiency, claim or adjustment relating to the redetermination of any Tax Item of Sara Lee or any Sara Lee Affiliate.

                  Section 7.4 CONTROL OF DISTRIBUTION TAX PROCEEDINGS. Sara Lee shall have the exclusive right and sole discretion to control, contest, and represent the interests of Sara Lee, any Sara Lee Affiliate, Coach, and any Coach Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. Sara Lee's rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Coach may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes that might arise in such Audit.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

                  Section 8.1 EFFECTIVENESS. This Agreement shall become effective on the Separation Date.

                  Section 8.2 COOPERATION AND EXCHANGE OF INFORMATION.

                           (1)      COOPERATION. Coach and Sara Lee shall each
cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party hereto, or from an agent, representative or advisor to such party, in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement. Such cooperation shall include, without limitation:

                                    (1)     the retention until the expiration
         of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

                                    (2)     the execution of any document that
         may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the Sara Lee Group or the Coach Group, including certification, to the best of a party's knowledge, of the accuracy and completeness of the information it has supplied; and

                                    (3)     the use of the party's reasonable
         best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing.

Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

                           (2)      FAILURE TO PERFORM. If a party materially
fails to comply with any of its obligations set forth in Section 8.2(a) upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the non-performing party shall be liable in full for such additional Taxes notwithstanding anything to the contrary in this Agreement.

                           (3)      RETENTION OF RECORDS. A party intending
to dispose of documentation of Sara Lee (or any Sara Lee Affiliate) or Coach (or any Coach Affiliate), including without limitation, Tax Returns, books, records, documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

                  Section 8.3 DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof ("Dispute") which arises between Sara Lee and Coach shall first be negotiated between the appropriate senior executives of Sara Lee and Coach who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by Sara Lee or Coach, as applicable, of notice of a Dispute, which date of receipt shall be referred to herein as the "Dispute Resolution Commencement Date." If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then Sara Lee and Coach shall jointly retain an Independent Firm that is a "big five" accounting firm to resolve the Dispute. If Sara Lee and Coach cannot mutually agree upon an Independent Firm that is a "big five" accounting firm, or if there is no Independent Firm that is a "big five" accounting firm, then any Dispute which Sara Lee and Coach cannot resolve within thirty (30) days from the Dispute Resolution Commencement Date shall be resolved by a "big five" accounting firm selected by the American Arbitration Association; PROVIDED, that the American Arbitration Association shall not select any accounting firm that is then providing auditing services to Sara Lee, any Sara Lee Affiliate, Coach or any Coach Affiliate. The accounting firm selected by the American Arbitration Association shall act as an arbitrator to resolve all points of disagreement, and its decision shall be final and binding upon all parties involved. Following the decision of such firm, Sara Lee and Coach shall each take or cause to be taken any action necessary to implement the decision of such firm. Sara Lee and Coach shall share equally the administrative costs of the arbitration and such firm's fees and expenses, and shall each bear their respective other costs and expenses related to the arbitration.

                  Section 8.4 NOTICES. Notices, offers, requests or other communications required or permitted to be given by any party pursuant to the terms of this Agreement shall be given in writing to Sara Lee or Coach, as applicable, to the following addresses or facsimile numbers:

                  If to Sara Lee, at:

                         Sara Lee Corporation
                         Three First National Plaza
                         70 West Madison
                         Chicago, Illinois  60602-4260
                         Fax Number:  312/558-4956
                         Attention:  Senior Vice-President - Taxes

                  If to Coach, at:

                         Coach, Inc.
                         516 West 34th Street
                         New York, New York  10001
                         Fax Number:  212/629-2344
                         Attention:  Chief Financial Officer and General Counsel

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand-delivered; when receipt confirmed, if transmitted by facsimile or similar electronic transmission method; one (1) working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed by first class mail or certified mail, return receipt requested, with postage prepaid.

                  Section 8.5 CHANGES IN LAW.

                           (1)      Any reference to a provision of the Code,
Treasury Regulations, or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

                           (2)      If, due to any change in applicable law
or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date specified in the preamble to this Agreement, performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

                  Section 8.6 CONFIDENTIALITY. Each of the parties hereto shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no party shall release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 8.6. Each of the parties hereto shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information.

                  Section 8.7 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Sara Lee Group and each member of the Coach Group. No party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other parties hereto, and any such assignment shall be void; PROVIDED, that each of Sara Lee and Coach may assign this Agreement to a successor entity in conjunction with such party's reincorporation.

                  Section 8.8 AFFILIATES. Sara Lee shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Sara Lee Affiliate, and Coach shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Coach Affiliate; PROVIDED, that (1) if it is contemplated that a Coach Affiliate may cease to be a Coach Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Coach Group to the shareholders of Coach, then Coach shall request in writing no later than thirty (30) days prior to such cessation that Sara Lee execute a release of such Coach Affiliate from its obligations under this Agreement effective as of such transfer, provided that Coach shall succeed to the rights of such Coach Affiliate under this Agreement and shall have confirmed in writing the obligations Coach and its remaining Coach Affiliates with respect to their own obligations and those of the departing Coach Affiliate, and that such departing Coach Affiliate shall have executed a release of any rights it may have against Sara Lee or any Sara Lee Affiliate by reason of this Agreement, and (2) if it is contemplated that a Sara Lee Affiliate may cease to be a Sara Lee Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Sara Lee Group to the shareholders of Sara Lee, then Sara Lee shall request in writing no later than thirty (30) days prior to such cessation that Coach execute a release of such Sara Lee Affiliate from its obligations under this Agreement effective as of such transfer, provided that Sara Lee shall succeed to the rights of such Sara Lee Affiliate under this Agreement and shall have confirmed in writing the obligations of Sara Lee and its remaining Sara Lee Affiliates with respect to their own obligations and the obligations of the departing Sara Lee Affiliate, and that such departing Sara Lee Affiliate shall have executed a release of any rights it may have against Coach or any Coach Affiliate by reason of this Agreement.

                  Section 8.9 AUTHORITY. Each of the parties hereto represents, on behalf of itself and its affiliates, to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

                  Section 8.10 ENTIRE AGREEMENT. This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

                  Section 8.11 GOVERNING LAW AND JURISDICTION. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of Illinois, excluding its conflict of law rules.

                  Section 8.12 COUNTERPARTS. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  Section 8.13 SEVERABILITY. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

                  Section 8.14 PARTIES IN INTEREST. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, shall be binding upon Sara Lee, the Sara Lee Affiliates, Coach and the Coach Affiliates and inure solely to the benefit of the Coach Indemnitees and the Sara Lee Indemnitees and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 8.15 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any failure to exercise, or any single or partial exercise, of any such right preclude other or further exercise thereof or of any other right.

                  Section 8.16 SETOFF. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

                  Section 8.17 AMENDMENTS. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

                  Section 8.18 INTERPRETATION. When a reference is made in this Agreement to an Article or a Section, or to an Exhibit or a Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement, in any Exhibit or Schedule, and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement.

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                                   ARTICLE IX

                                   DEFINITIONS

                  Section 9.1 AFFILIATED GROUP. "Affiliated Group" means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a Consolidated Return.

                  Section 9.2 AFTER TAX AMOUNT. "After Tax Amount" means any additional amount necessary to reflect (through a gross-up mechanism) the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

                  Section 9.3 AUDIT. "Audit" includes any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

                  Section 9.4 COACH AFFILIATE. "Coach Affiliate" means any corporation or other entity directly or indirectly Controlled by Coach.

                  Section 9.5 COACH BUSINESS. "Coach Business" means the business of producing, marketing and selling handbags, accessories, business cases, luggage and travel accessories, time management products, outerwear, gloves, scarves, watches, footwear, eyewear, home furnishings and furniture.

                  Section 9.6 COACH EMPLOYEE. "Coach Employee" means an employee of Coach or any Coach Affiliate immediately after the Distribution.

                  Section 9.7 COACH GROUP. "Coach Group" means the
Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Coach will be the common parent corporation immediately after the Distribution, and any corporation or other entity which may become a member of such group from time to time.

                  Section 9.8 COACH PUERTO RICO. "Coach Puerto Rico" means Coach Leatherware International, Inc., a Delaware corporation.

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                  Section 9.9 COACH REPRESENTATION LETTER. "Coach
Representation Letter" means an officer's certificate in which certain representations, warranties and covenants are made on behalf of Coach in connection with the issuance of a Tax Opinion.

                  Section 9.10 CODE. "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

                  Section 9.11 COMBINED RETURN. "Combined Return" means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Coach or one or more Coach Affiliates joins in the filing of such Tax Return (for any taxable period or portion thereof) with Sara Lee or one or more Sara Lee Affiliates.

                  Section 9.12 CONSOLIDATED RETURN. "Consolidated Return" means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Coach and one or more Coach Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Sara Lee and one or more Sara Lee Affiliates.

                  Section 9.13 CONTROL. "Control" means the ownership of stock possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote.

                  Section 9.14 DISPUTE. "Dispute" has the meaning set forth in
Section 8.3.

                  Section 9.15 DISPUTE RESOLUTION COMMENCEMENT DATE. "Dispute Resolution Commencement Date" has the meaning set forth in Section 8.3.

                  Section 9.16 DISTRIBUTION. "Distribution" has the meaning set forth in the recitals to this Agreement.

                  Section 9.17 DISTRIBUTION DATE. "Distribution Date" means the close of business on the earlier of (a) the date on which the Distribution is effected and (b) the date on which Sara Lee disposes of shares of Coach common stock in an amount sufficient to result in Sara Lee failing to satisfy the "80 percent vote and value test" described in Section 1504(a)(2) of the Code.

                  Section 9.18 DISTRIBUTION TAXES. "Distribution Taxes" means any Taxes imposed on Sara Lee or any Sara Lee Affiliate resulting from, or arising in connection with, the failure of the Distribution to be tax-free to such party under section 355 and section 368(a)(1)(D) of the Code (including, without limitation, any Tax resulting from the application of section 355(d) or section 355(e) of the Code to the Distribution) or corresponding provisions of the laws of any other jurisdictions. Each Tax referred to in the immediately preceding sentence shall be determined using the highest marginal corporate Income Tax rate for the relevant taxable period (or portion thereof).

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                  Section 9.19 ESTIMATED TAX INSTALLMENT DATE. "Estimated Tax
Installment Date" means the estimated Tax installment due dates prescribed in section 6655(c) of the Code and any other date on which an installment of Taxes is required to be made.

                  Section 9.20 FILING PARTY. "Filing Party" has the meaning set forth in Section 7.1.

                  Section 9.21 FINAL DETERMINATION. "Final Determination" means the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code sections 7121 or 7122, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

                  Section 9.22 INCOME TAX. "Income Tax" means any federal, state, local or foreign Tax determined by reference to income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such Tax.

                  Section 9.23 INDEMNIFIABLE LOSS DEDUCTION. "Indemnifiable Loss Deduction" has the meaning set forth in Section 5.3.

                  Section 9.24 INDEMNIFIED LOSS. "Indemnified Loss" has the meaning set forth in Section 5.3.

                  Section 9.25 INDEMNITEE. "Indemnitee" has the meaning set forth in Section 5.3.

                  Section 9.26 INDEMNIFYING PARTY. "Indemnifying Party" has the meaning set forth in Section 5.3.

                  Section 9.27 INDEPENDENT FIRM. "Independent Firm" means an accounting firm which has not, except pursuant to Section 8.3, performed any services since January 1, 1999 for Sara Lee, any Sara Lee Affiliate, Coach or any Coach Affiliate.

                  Section 9.28 INITIAL RULING. "Initial Ruling" means any private letter ruling issued by the IRS in connection with the IPO and the Distribution in response to Sara Lee's initial request for such a letter ruling.

                  Section 9.29 INTERIM PERIOD. "Interim Period" means a taxable period beginning on or after the Separation Date but before the Distribution Date.

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                  Section 9.30 IPO. "IPO" has the meaning set forth in the
recitals to this Agreement.

                  Section 9.31 IPO CLOSING DATE. "IPO Closing Date" means the date on which the IPO is consummated.

                  Section 9.32 IPO REGISTRATION STATEMENT. "IPO Registration Statement" shall have the meaning set forth in the recitals to this Agreement.

                  Section 9.33 IRS. "IRS" means the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

                  Section 9.34 NON-INCOME DISTRIBUTION TAXES. "Non-Income Distribution Taxes" means any Taxes other than Income Taxes imposed on Sara Lee, any Sara Lee Affiliate, Coach or any Coach Affiliate as a result of or in connection with the Distribution that would not have been imposed but for the Distribution.

                  Section 9.35 OPTION. "Option" means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

                  Section 9.36 OWED PARTY. "Owed Party" has the meaning set forth in Section 6.3.

                  Section 9.37 OWING PARTY. "Owing Party" has the meaning set forth in Section 6.3.

                  Section 9.38 PAYMENT PERIOD. "Payment Period" has the meaning set forth in Section 6.3(e).

                  Section 9.39 PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                  Section 9.40 POST-DISTRIBUTION PERIOD. "Post-Distribution Period" means a taxable period beginning after the Distribution Date.

                  Section 9.41 PRE-DISTRIBUTION PERIOD. "Pre-Distribution Period" means any Pre-Separation Period and/or Interim Period.

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                  Section 9.42 PRE-SEPARATION PERIOD. "Pre-Separation Period"
means a taxable period beginning before the Separation Date.

                  Section 9.43 PUERTO RICO TOLL GATE TAX. "Puerto Rico Toll Gate Tax" means any amount paid to the government of the Commonwealth of Puerto Rico with respect to a distribution of a dividend by Coach Puerto Rico, such amount to be computed and paid pursuant to the Decree dated February 15, 1994 and signed by Jorge N. Navas, Acting Secretary of State of the Commonwealth of Puerto Rico and Pedro Rossello, Governor of the Commonwealth of Puerto Rico.

                  Section 9.44 RESTATED TAX SAVING AMOUNT. "Restated Tax Saving Amount" has the meaning set forth in Section 5.4.

                  Section 9.45 RULING DOCUMENTS. "Ruling Documents" means (1) the initial request for a private letter ruling under section 355 and various other sections of the Code, filed with the IRS in connection with the IPO and the Distribution, together with any supplemental filings or ruling requests or other materials subsequently submitted in connection with such request on behalf of Sara Lee, its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any rulings issued by the IRS to Sara Lee (or any Sara Lee Affiliate) in response to such request or (2) any similar filings submitted to, or rulings issued by, any other Tax Authority in connection with the Distribution.

                  Section 9.46 SARA LEE AFFILIATE. "Sara Lee Affiliate" means any corporation or other entity directly or indirectly Controlled by Sara Lee, but excluding Coach and any Coach Affiliate.

                  Section 9.47 SARA LEE EMPLOYEE. "Sara Lee Employee" means an employee of Sara Lee or any Sara Lee Affiliate immediately after the Distribution.

                  Section 9.48 SARA LEE GROUP. "Sara Lee Group" means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Sara Lee is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Coach Group.

                  Section 9.49 SARA LEE REPRESENTATION LETTER. "Sara Lee Representation Letter" means an officer's certificate in which certain representations, warranties and covenants are made on behalf of Sara Lee in connection with the issuance of a Tax Opinion.

                  Section 9.50 SEPARATE TAX LIABILITY. "Separate Tax Liability" means (a) with respect to federal Income Taxes other than federal Income Taxes covered in clause (b) below, an amount equal to the Tax liability that Coach and each eligible Coach Affiliate would have

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incurred if Coach had filed a consolidated return for itself and each eligible
Coach Affiliate separate from the Sara Lee Group and any member thereof, (b) with respect to federal, state or local Income Taxes for which Sara Lee will file an Income Tax Return for Coach and/or each Coach Affiliate separate from the Sara Lee Group and any member thereof, an amount equal to the Tax liability that Coach and/or each Coach Affiliate would have incurred if Coach and/or such Coach Affiliate had filed such Income Tax Return for itself, and (c) with respect to all Taxes other than Income Taxes covered in clauses (a) and (b) above, an amount equal to the positive difference between (i) the Tax liability of the Sara Lee Group computed as if Coach and each Coach Affiliate were members of the Sara Lee Group and (ii) the Tax liability of the Sara Lee Group computed without treating Coach and each Coach Affiliate as members of the Sara Lee Group; PROVIDED, that no deficiency with respect to any Tax liability described in (a), (b) or (c) above shall be included in the Separate Tax Liability. Sara Lee shall compute the applicable Tax liability in a manner consistent with (x) general Tax accounting principles, (y) the Code, the Treasury Regulations, and any applicable state or local Tax statutes and Tax regulations and (z) past practice, if any.

                  Section 9.51 SEPARATION. "Separation" has the meaning set forth in the recitals to this Agreement.

                  Section 9.52 SEPARATION AGREEMENT. "Separation Agreement" has the meaning set forth in the recitals to this Agreement.

                  Section 9.53 SEPARATION DATE. "Separation Date" means the effective date and time of each transfer of property, assumption of liability, license, undertaking or agreement in connection with the Separation, which shall be 12:01 a.m., Central Time, on the date that is two days prior to the date on which the IPO Registration Statement is declared effective, or such other date as may be fixed by the Board of Directors of Sara Lee.

                  Section 9.54 SUPPLEMENTAL RULING. "Supplemental Ruling" means
(1) any ruling issued by the IRS in connection with the IPO or the Distribution other than a ruling in response to Sara Lee's initial request for a private letter ruling, and (2) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to the IPO or the Distribution.

                  Section 9.55 SUPPLEMENTAL RULING DOCUMENTS. "Supplemental Ruling Documents" means (1) any request for a Supplemental Ruling and any materials, appendices and exhibits submitted or filed therewith and any Supplemental Rulings issued by the IRS to Sara Lee in response to any such request and (2) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with the IPO or the Distribution.

                  Section 9.56 TAX AND TAXES. "Tax" and "Taxes" include all taxes, charges, fees, duties, levies, imposts, rates or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

                  Section 9.57 TAX ASSET. "Tax Asset" means any Tax Item that has accrued for Tax purposes, but has not been used during a taxable period, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax and any other Tax credit.

                  Section 9.58 TAX BENEFIT. "Tax Benefit" means a reduction in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. A Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is less than it would have been if such Tax liability were determined without regard to such Tax Item.

                  Section 9.59 TAX DETRIMENT. "Tax Detriment" means an increase in the Tax liability of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. A Tax Detriment shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer in the current period and all prior periods, is more than it would have been if such Tax liability were determined without regard to such Tax Item.

                  Section 9.60 TAX ITEM. "Tax Item" means any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

                  Section 9.61 TAX OPINION. "Tax Opinion" means an opinion issued to Sara Lee by a law firm or an accounting firm with respect to the qualification of the IPO and the Distribution for treatment under sections 368(a)(1)(D) and 355 of the Code.

                  Section 9.62 TAX RETURN. "Tax Return" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

                  Section 9.63 TAX SAVING AMOUNT. "Tax Saving Amount" has the meaning set forth in Section 5.3.

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                  Section 9.64 TAX SERVICES. "Tax Services" has the meaning set forth in Section 1.5(a).

                  Section 9.65 TAXING AUTHORITY. "Taxing Authority" means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

                  Section 9.66 TRANSITIONAL SERVICES AGREEMENT. "Transitional Services Agreement" means the Master Transitional Services Agreement between Sara Lee and Coach dated as of August 24, 2000.

                  Section 9.67 TREASURY REGULATIONS. "Treasury Regulations" means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                            [SIGNATURE PAGE FOLLOWS]


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                  WHEREFORE, the parties have signed this Tax Sharing Agreement effective as of the date first set forth above.

                            SARA LEE CORPORATION
                            on behalf of itself and the Sara Lee Affiliates

                            _______________________________________________
                            Name:
                            Title:

                            COACH, INC.
                            on behalf of itself and the Coach Affiliates

                            _______________________________________________
                            Name:
                            Title:









                                      29